Exhibit 99.1

The Empire District Electric Company Reports 2014 Earnings; Declares Quarterly Dividend; Provides 2015 Earnings Guidance; Announces New Secretary

JOPLIN, Mo.--(BUSINESS WIRE)--February 5, 2015--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable March 16, 2015, to holders of record as of March 2, 2015. The Company, an operator of regulated electric, gas and water utilities, also announced results for the quarter and year ended December 31, 2014.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2014 of $67.1 million, or basic and diluted earnings per share of $1.55. This compares to 2013 earnings of $63.4 million, or $1.48 per share. Earnings for the 2014 fourth quarter were $11.1 million, or $0.26 per share, compared with 2013 fourth quarter earnings of $15.2 million, or $0.35 per share.
  A return to near normal weather in December 2014 and increases in operating and maintenance expenses drove earnings lower in the fourth quarter of 2014, compared to the same quarter last year.
  Earnings for the full year 2014 increased, driven by a positive change in year over year gross margin. Gross margin increased due to a full year of increased electric customer rates (effective April 2013), slightly favorable year over year weather and an increase in commercial sales. The increase in gross margin was partially offset by increases in electric operating and maintenance expenses, depreciation and property taxes, all of which decreased earnings per share. Increased AFUDC was a positive earnings driver during the year.
  The Asbury generating facility returned to service prior to February 1 after completion of the installation of the Air Quality Control System (AQCS), allowing for its inclusion in a true up period through December 31, 2014 in the Company’s current Missouri rate case. The total cost of this project was approximately $112.0 million (excluding AFUDC).
  The Company expects 2015 earnings to be within a weather normalized range of $1.30 to $1.45 per share. The lower range, as compared to 2014, reflects a full year of higher expenses primarily related to the Asbury AQCS upgrade and a new maintenance contract at our Riverton generating facility, combined with a partial year of new rates to recover the Asbury investment and these and other increased expenses.
  The Company announced the retirement of Ms. Janet S. Watson, Secretary, which is to be effective April 30, 2015. Mr. Dale W. Harrington was named Secretary effective May 1, 2015.

2014 Results

Electric segment gross margin (electric revenue less fuel and purchased power costs) increased approximately $16.4 million during the year ended December 31, 2014. Year over year electric segment gross margin impacts include:

  Increased on-system revenues driven by estimated increases of $12.5 million related to higher customer rates, $4.6 million related to weather and other volumetric factors, and $1.5 million related to increased customer counts; and
  Increased miscellaneous revenues, primarily transmission services revenue, of approximately $1.1 million.

Other electric revenue increases of approximately $36.4 million, primarily related to Southwest Power Pool (SPP) Integrated Market (IM) activity, fuel recovery revenues, and off-system revenues, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

AFUDC and interest expense changes combined to increase earnings by approximately $3.4 million. The 2014 period also compares favorably to the prior year due to a one-time pre-tax regulatory write off of $2.4 million for a construction disallowance recorded in the 2013 period.

Negative impacts to year over year electric segment results included:

  Increased operating and maintenance expenses of approximately $13.3 million, primarily due to increases in transmission and distribution system operating expenses of approximately $6.1 million, increased distribution system maintenance expense of approximately $2.8 million, and increases in general labor and customer accounts expense;
  Increased depreciation and amortization expenses of approximately $3.9 million; and
  Increased property and other taxes of approximately $1.8 million.

Gas segment gross margin (gas revenues less cost of gas sold and transported) increased approximately $0.6 million in 2014 compared to 2013, on a 3.7% increase in total sales. The sales increase was driven primarily by an increase in transportation sales compared to 2013. Operating expense decreased nearly $0.8 million year over year.

Consolidated net income improved approximately $3.7 million in 2014 compared to 2013.

Fourth Quarter 2014 Results

Electric segment gross margin decreased approximately $1.5 million during the fourth quarter 2014 compared to the 2013 quarter driven by a return to more normal winter weather.

Quarter over quarter electric segment margin impacts include:

  Decreased on-system revenue of an estimated $3.2 million from weather and other volumetric factors;
  Increased on-system revenue of an estimated $1.1 million related to increased rates from our wholesale customers and an estimated $0.4 million related to increased customer counts; and
  Increased miscellaneous revenues of approximately $0.2 million.

Other electric revenue increases of approximately $5.5 million, primarily related to SPP IM activity, fuel recovery, and off-system revenues, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

Quarterly electric segment results were also impacted favorably by changes in AFUDC, resulting in an increase to earnings of approximately $0.8 million.

Negative impacts to quarter over quarter electric segment results included:

  Increased operating and maintenance expenses of approximately $4.3 million, primarily due to increases in SPP-related transmission system operations expenses, general labor and production maintenance expenses;
  Increased depreciation and amortization expenses of approximately $0.6 million; and
  Increased interest expense of approximately $0.3 million.

Gas segment gross margin was relatively flat quarter over quarter.

Consolidated net income decreased $4.1 million in the fourth quarter of 2014 compared to the corresponding 2013 quarter.

Selected unaudited consolidated financial and operational data for the quarters and years ended December 31, 2014 and 2013 is presented in the following tables.

(dollars in millions, except Per Share data)

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	$ Change*	2014	2013	$ Change*
Electric Revenues	$134.1	$130.2	$3.9	$592.5	$536.4	$56.1
Electric Fuel and Purchased Power	48.6	43.2	5.4	215.1	175.4	39.7
Electric Margin	85.5	87.0	(1.5)	377.4	361.0	16.4

Gas Revenues	15.3	16.8	(1.5)	51.8	50.0	1.8
Cost of Gas Sold and Transported	8.1	9.6	(1.5)	27.0	25.8	1.2
Gas Margin	7.2	7.2	(0.0)	24.8	24.2	0.6

Other Revenues	2.0	2.0	0.0	8.0	7.9	0.1
Gross Margin	$94.7	$96.2	$(1.5)	$410.2	$393.1	$17.1

Less:
Operating and Maintenance Expenses	$41.3	$37.2	$4.1	$160.4	$149.3	$11.1
Loss on Plant Disallowance	0.0	0.0	0.0	0.1	2.4	(2.3)
Depreciation and Amortization	18.5	17.8	0.7	73.2	69.3	3.9
Taxes	15.6	17.4	(1.8)	76.5	72.4	4.1
Operating Income	19.3	23.8	(4.5)	100.0	99.7	0.3
Interest Expense and Other, net	8.2	8.6	(0.4)	32.9	36.3	(3.4)
Net Income	$11.1	$15.2	$(4.1)	$67.1	$63.4	$3.7

Earnings Per Share	$0.26	$0.35	$(0.09)	$1.55	$1.48	$0.07

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change*	2014	2013	% Change*
Electric On-System kWh Sales (in millions):
Residential	444	483	(8.1)%	1,950	1,937	0.7%
Commercial	386	390	(1.1)%	1,583	1,541	2.7%
Industrial	257	241	6.8%	1,032	1,016	1.6%
Other	111	112	(1.6)%	465	472	(1.7)%
Total On-System Electric Sales	1,198	1,226	(2.4)%	5,030	4,966	1.3%
Retail Gas Sales (billion cubic feet):
Residential	0.87	0.98	(11.2)%	2.76	2.74	0.6%
Commercial/Industrial	0.40	0.48	(16.6)%	1.33	1.42	(5.9)%
Other	0.01	0.01	(3.5)%	0.04	0.04	3.1%
Total Retail Gas Sales	1.28	1.47	(13.0)%	4.13	4.20	(1.6)%
Transportation Sales	1.34	1.28	4.5%	4.92	4.53	8.6%
Total Gas	2.62	2.75	(4.8)%	9.05	8.73	3.7%

* Slight differences from actual results may result due to rounding.

Presented below is a reconciliation of basic earnings per share between the quarters and years ended December 31, 2013 and 2014.

Reconciliation of Earnings Per Share

	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2013	$0.35	$1.48

Gross Margins
Electric segment	(0.02)	0.24
Gas segment	0.00	0.01
Other segment	0.00	0.00
Total Gross Margin	(0.02)	0.25

Expenses
Operating	(0.03)	(0.08)
Maintenance and repairs	(0.03)	(0.09)
Loss on Plant Disallowance	0.00	0.03
Depreciation and amortization	(0.01)	(0.05)
Other taxes	0.00	(0.03)
Change in effective income tax rates	0.00	0.01
Other income and deductions	(0.01)	(0.01)
AFUDC	0.01	0.06
Dilutive effect of additional shares	0.00	(0.02)
Basic Earnings Per Share – December 31, 2014	$0.26	$1.55

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended December 31, 2014 versus December 31, 2013 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and has included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

We expect full-year 2015 earnings to be within the weather normalized range of $1.30 to $1.45 per share. This 2015 guidance range assumes 30-year average weather, overall system energy growth of less than 1%, an August 1, 2015 effective date for our pending Missouri rate case at the filed amount of $24.3 million, and increased operating costs, driven by a full year of service from our Asbury AQCS upgrade. This lower range, as compared to 2014, is reflective of the regulatory lag impact of a full year of costs from the AQCS upgrade, increased expense related to a new maintenance contract for our Riverton generating facility, and continued unrecovered costs from investments made since our last rate case, offset by a partial year of new rates.

Other factors that may impact earnings include variations in customer growth and usage projections, unanticipated or unplanned events that may impact operating and maintenance costs and the impact of actual rate case results differing from our assumptions. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, February 6, 2015, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year ended December 31, 2014. To phone in to the conference call, parties in the United States should dial 1-888-243-4451, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Investor Relations:
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com